Exhibit 10.3

THE TERMS AND CONDITIONS OF THIS AGREEMENT ARE PURSUANT TO THE PG&E CORPORATION OFFICER SEVERANCE PLAN, ADOPTED BY THE NOMINATING, COMPENSATION, AND GOVERNANCE COMMITTEE OF PG&E CORPORATION, AND ARE NOT SUBJECT TO NEGOTIATION

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made and entered into by and between Bruce R. Worthington and PG&E Corporation (the “Company”) (collectively the “Parties”) and sets forth the terms and conditions of Mr. Worthington’s separation from employment with the Company.  The “Effective Date” of this Agreement is defined in paragraph 17(a).

1.  Resignation.  Effective the close of business on November 10, 2006, Mr. Worthington will resign from his position as Senior Vice President and General Counsel of the Company.  Effective the close of business on April 6, 2007 (for purposes of this Agreement, the “Date of Resignation”), Mr. Worthington will resign from employment with the Company.  Regardless of whether Mr. Worthington accepts this Agreement, on his Date of Resignation, he will be paid all salary or wages and vacation accrued, unpaid and owed to him as of that date, he will remain entitled to any other benefits to which he is otherwise entitled under the provisions of the Company’s plans and programs, and he will receive notice of the right to continue his existing health-insurance coverage pursuant to COBRA.

Upon the Date of Resignation, all unvested stock option grants, restricted stock grants, and performance share grants provided to Mr. Worthington under PG&E Corporation’s Long-Term Incentive Program and 2006 Long-Term Incentive Plan shall vest under the provisions governing termination by reason of retirement contained in each respective plan or program in effect at the time this agreement is signed by Mr. Worthington.  The payment, exercise, and withdrawal of Mr. Worthington’s vested stock option grants, restricted stock grants and performance share grants shall be as provided under the terms of their respective plans or program in effect at the time this agreement is signed by Mr. Worthington.

In the event that officers in Mr. Worthington’s officer band are eligible for a payment under the Company’s Short-Term Incentive Plan (“STIP”) for the year in which the Date of Resignation occurs, the Company will make the STIP payment that he would have received assuming he would have been rated “proficient” in all competencies and that he had “met” the 2007 goals, pro-rated to reflect the number of months from the beginning of the year to the Date of Resignation under the provisions governing termination by reason of retirement.  The STIP payment, if any, will be made at such time as STIP payments are made to officers in his band.  Subject to the foregoing, the STIP Plan Administrator will have the sole discretion to determine the amount of STIP payment, consistent with the program guidelines for the year in which the Date of Resignation occurs.

The benefits set forth in paragraph 2 below are conditioned upon Mr. Worthington’s acceptance of this Agreement.

2.  Separation benefits.  In consideration of his acceptance of this Agreement, the Company will provide to Mr. Worthington the following separation benefits:

a.  Severance payment.  Under the terms of the PG&E Corporation Officer

Severance Policy, Mr. Worthington’s severance payment amount is One Million Five Hundred Sixteen Thousand Six Hundred Seventy-Five Dollars ($1,516,675).  Within five business days after the Date of Resignation, but conditioned on the occurrence of the Effective Date of this Agreement as set forth in paragraph 17(a) below, the Company will make a lump-sum payment to Mr. Worthington in the gross amount of One Million Fifty-Three Thousand Dollars ($1,516,675), less applicable withholdings and deductions.

b.  Career transition services.  For a maximum period of one year following the Date of Resignation, the Company will provide Mr. Worthington with executive career transition services from the firm of Torchiana, Mastrov & Sapiro, Inc., in accordance with the contract between the Company and Torchiana, Mastrov & Sapiro, Inc.  Mr. Worthington’s entitlement to services under this Agreement will terminate when he becomes employed on a full-time basis, either by another employer or through self-employment.  If Mr. Worthington becomes employed, as defined, he will promptly notify PG&E Corporation’s Human Resources Officer to enable the Company to end the provision of services to him by Torchiana, Mastrov & Sapiro, Inc.

c.  Payment of COBRA premiums.  If Mr. Worthington elects and is otherwise eligible to continue his existing health-insurance coverage pursuant to COBRA, the Company will pay his monthly COBRA premiums for the eighteen-month period commencing the first full month after the Date of Resignation and until and unless Mr. Worthington becomes covered under the health-insurance plan of another employer or through self-employment.  Mr. Worthington will promptly notify the PG&E Corporation’s Human Resources Officer if he becomes employed within that period.

3.  Defense and indemnification in third-party claims.  The Company and/or its parent, affiliate, or subsidiary will provide Mr. Worthington with legal representation and indemnification protection in any legal proceeding in which he is a party or is threatened to be made a party by reason of the fact that he is or was an employee or officer of the Company and/or its parent, affiliate or subsidiary, in accordance with the terms of the resolution of the Board of Directors of PG&E Corporation dated December 18, 1996.

4.  Cooperation with legal proceedings.  Mr. Worthington will, upon reasonable notice, furnish information and proper assistance to the Company and/or its parent, affiliate or subsidiary (including truthful testimony and document production) as may reasonably be required by them or any of them in connection with any legal, administrative or regulatory proceeding in which they or any of them is, or may become, a party, or in connection with any filing or similar obligation imposed by any taxing, administrative or regulatory authority having jurisdiction, provided, however, that the Company and/or its parent, affiliate or subsidiary will pay all reasonable expenses incurred and income foregone by Mr. Worthington in complying with this paragraph.

5.  Release of claims and covenant not to sue.

a.  In consideration of the separation benefits and other benefits the Company is providing under this Agreement, Mr. Worthington, on behalf of himself and his representatives, agents, heirs and assigns, waives, releases, discharges and promises never to assert any and all claims, liabilities or obligations of every kind and nature, whether known or unknown, suspected or unsuspected that he ever had, now has or might have as of the Effective Date against the Company or its predecessors, parent, affiliates, subsidiaries, shareholders, owners, directors, officers, employees, agents, attorneys, successors, or assigns.  These released claims include, without limitation, any claims arising from or related to Mr. Worthington’s employment with the Company, its parent or any of its affiliates and subsidiaries, and the termination of that employment.  These released claims also specifically include, but are not limited, any claims arising under any federal, state and local statutory or common law, such as (as amended and as applicable) Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the California Fair Employment and Housing Act, the California Labor Code, any other federal, state or local law governing the terms and conditions of employment or the termination of employment, and the law of contract and tort; and any claim for attorneys’ fees.

b.  Mr. Worthington acknowledges that there may exist facts or claims in addition to or different from those which are now known or believed by him to exist.  Nonetheless, this Agreement extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected, past or present, and Mr. Worthington specifically waives all rights under Section 1542 of the California Civil Code which provides that:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

c.  With respect to the claims released in the preceding paragraphs, Mr. Worthington will not initiate or maintain any legal or administrative action or proceeding of any kind against the Company or its predecessors, parent, affiliates, subsidiaries, shareholders, owners, directors, officers, employees, agents, attorneys, successors, or assigns, for the purpose of obtaining any personal relief, nor (except as otherwise required or permitted by law) assist or participate in any such proceedings, including any proceedings brought by any third parties.

6.  Re-employment.  Mr. Worthington will not seek any future re-employment with the Company, its parent or any of its subsidiaries or affiliates.  This paragraph will not, however, preclude Mr. Worthington from accepting an offer of future employment from the Company, its parent or any of its subsidiaries or affiliates.

7.  Non-disclosure.

a.  Mr. Worthington will not disclose, publicize, or circulate to anyone in whole or in part, any information concerning the existence, terms, and/or conditions of this Agreement without the express written consent of the PG&E Corporation’s Chief Legal Officer unless otherwise required or permitted by law.  Notwithstanding the preceding sentence, Mr. Worthington may disclose the terms and conditions of this Agreement to his family members, and any attorneys or tax advisors, if any, to whom there is a bona fide need for disclosure in order for them to render professional services to him, provided that the person first agrees to keep theinformation confidential and not to make any disclosure of the terms and conditions of this Agreement unless otherwise required or permitted by law.

b.  Mr. Worthington will not use, disclose, publicize, or circulate any confidential or proprietary information concerning the Company or its subsidiaries or affiliates, which has come to his attention during his employment with the Company, unless doing so is expressly authorized in writing by the PG&E Corporation’s Chief Legal Officer, or is otherwise required or permitted by law.  Before making any legally-required or permitted disclosure, Mr. Worthington will use his best efforts to give the Company notice at least ten (10) business days in advance.

8.  No unfair competition.

a.  Mr. Worthington will not engage in any unfair competition against the Company, its parent or any of its subsidiaries or affiliates.

b.  For a period of one year after the Effective Date, Mr. Worthington will not, directly or indirectly, solicit or contact for the purpose of diverting or taking away or attempt to solicit or contact for the purpose of diverting or taking away:

(1)	any existing customer of the Company or its parent, affiliates or subsidiaries;

(2)
any prospective customer of the Company or its parent, affiliates or subsidiaries about whom Mr. Worthington acquired information as a result of any solicitation efforts by the Company or its parent, affiliates or subsidiaries, or by the prospective customer, during Mr. Worthington’s employment with the Company;

(3)	any existing vendor of the Company or its parent, affiliates or subsidiaries;

(4)
any prospective vendor of the Company or its parent, affiliates or subsidiaries, about whom Mr. Worthington acquired information as a result of any solicitation efforts by the Company or its parent, affiliates or subsidiaries, or by the prospective vendor, during Mr. Worthington’s employment with the Company;

(5)
any existing employee, agent or consultant of the Company or its parent, affiliates or subsidiaries, to terminate or otherwise alter the person’s or entity’s employment, agency or consultant relationship with the Company or its parent, affiliates or subsidiaries; or

(6)
any existing employee, agent or consultant of the Company or its parent, affiliates or subsidiaries, to work in any capacity for or on behalf of any person, company or other business enterprise that is in competition with the Company or its parent, affiliates orsubsidiaries.

9.  Material breach by Employee.  In the event that Mr. Worthington breaches any material provision of this Agreement, including but not necessarily limited to paragraphs 4, 5, 6, 7, and/or 8, the Company will have no further obligation to pay or provide to him any unpaid amounts or benefits specified in this Agreement and will be entitled to immediate return of any and all amounts or benefits previously paid or provided to him under this Agreement and to recalculate any future pension benefit entitlement without the additional credited age he received or would have received under this Agreement.  Despite any breach by Mr. Worthington, his other duties and obligations under this Agreement, including his waivers and releases, will remain in full force and effect.  In the event of a breach or threatened breach by Mr. Worthington of any of the provisions in paragraphs 4, 5, 6, 7, and/or 8, the Company will, in addition to any other remedies provided in this Agreement, be entitled to equitable and/or injunctive relief and, because the damages for such a breach or threatened breach will be difficult to determine and will not provide a full and adequate remedy, the Company will also be entitled to specific performance by Mr. Worthington of his obligations under paragraphs 4, 5, 6, 7, and/or 8.

10.  Material breach by the Company.  Mr. Worthington will be entitled to recover any loss, injury, or actual damages in the event of any material breach of this Agreement by the Company, including any unexcused late or non-payment of any amounts owed under this Agreement, or any unexcused failure to provide any other benefits specified in this Agreement.  In the event of a breach or threatened breach by the Company of any of its material obligations to him under this Agreement, Mr. Worthington will be entitled, in addition to any other remedies provided in this Agreement, to specific performance of the Company’s obligations and any other applicable equitable or injunctive relief.  Despite any breach by the Company, its other duties and obligations under this Agreement will remain in full force and effect.

11.   No admission of liability.  This Agreement is not, and will not be considered, an admission of liability or of a violation of any applicable contract, law, rule, regulation, or order of any kind.

12.  Complete agreement.  This Agreement sets forth the entire agreement between the Parties pertaining to the subject matter of this Agreement and fully supersedes any prior or contemporaneous negotiations, representations, agreements, or understandings between the Parties with respect to any such matters, whether written or oral (including any that would have provided Mr. Worthington with any different severance arrangements).  The Parties acknowledge that they have not relied on any promise, representation or warranty, express or implied, not contained in this Agreement.  Parol evidence will be inadmissible to show agreement by and among the Parties to any term or condition contrary to or in addition to the terms and conditions contained in this Agreement.

13.  Severability.  If any provision of this Agreement is determined to be invalid, void, or unenforceable, the remaining provisions will remain in full force and effect.

14.  Arbitration.  With the exception of any request for specific performance, injunctive or other equitable relief, any dispute or controversy of any kind arising out of or related to this Agreement, Mr. Worthington’s employment with the Company (or with theemploying subsidiary), the separation of Mr. Worthington from that employment and from his positions as an officer and/or director of the Company or any subsidiary or affiliate, or any claims for benefits, will be resolved exclusively by final and binding arbitration using a three-member arbitration panel in accordance with the Commercial Arbitration Rules of the American Arbitration Association currently in effect, provided, however, that in rendering their award, the arbitrators will be limited to accepting the position of Mr. Worthington or the Company.  The only claims not covered by this paragraph are any non-waivable claims for benefits under workers’ compensation or unemployment insurance laws, which will be resolved under those laws.  Any arbitration pursuant to this paragraph will take place in San Francisco, California.  The Parties may be represented by legal counsel at the arbitration but must bear their own fees for such representation in the first instance.  The prevailing party in any dispute or controversy covered by this paragraph, or with respect to any request for specific performance, injunctive or other equitable relief, will be entitled to recover, in addition to any other available remedies specified in this Agreement, all litigation expenses and costs, including any arbitrator, administrative or filing fees and reasonable attorneys’ fees, except as prohibited or limited by law.  The Parties specifically waive any right to a jury trial on any dispute or controversy covered by this paragraph.  Judgment may be entered on the arbitrators’ award in any court of competent jurisdiction.  Subject to the arbitration provisions of this paragraph, the sole jurisdiction and venue for any action related to the subject matter of this Agreement will be the California state and federal courts having within their jurisdiction the location of the Company’s principal place of business in California at the time of such action, and both Parties hereby consent to the jurisdiction of such courts for any such action.

15.  Governing law.  This Agreement will be governed by and construed under the laws of the United States and, to the extent not preempted by such laws, by the laws of the State of California, without regard to their conflicts of laws provisions.

16.  No waiver.  The failure of either Party to exercise or enforce, at any time, or for any period of time, any of the provisions of this Agreement will not be construed as a waiver of that provision, or any portion of that provision, and will in no way affect that party’s right to exercise or enforce such provisions.  No waiver or default of any provision of this Agreement will be deemed to be a waiver of any succeeding breach of the same or any other provisions of this Agreement.

17.  Acceptance of Agreement.

a.  Mr. Worthington was provided up to 21 days to consider and accept the terms of this Agreement and was advised to consult with an attorney about the Agreement before signing it.  After signing the Agreement, Mr. Worthington will have an additional seven (7) days in which to revoke in writing acceptance of this Agreement.  To revoke, Mr. Worthington will submit a signed statement to that effect to PG&E Corporation’s Human Resources Officer before the close of business on the seventh day.  If Mr. Worthington does not submit a timely revocation, the Effective Date of this Agreement will be the eighth day after he has signed it.

b.  Mr. Worthington acknowledges reading and understanding the contents of this Agreement, being afforded the opportunity to review carefully this Agreement with an attorney of his choice, not relying on any oral or written representation not contained in this

 Agreement, signing this Agreement knowingly and voluntarily, and, after the Effective Date of this Agreement, being bound by all of its provisions.

Dated:                                                                   PG&E CORPORATION

                                HYUN PARK
By:  Hyun Park

Dated:   April 10, 2007                                         BRUCE R. WORTHINGTON
                Bruce R. Worthington